Exhibit 4.26

AGREEMENT

Pursuant to the Second Amended and Restated Series 2004-4 Supplement, dated as of April 13, 2006 (as amended to date, the “Series 2004-4 Supplement”), by and between ARG Funding Corp. (“ARG”) and The Bank of New York, as Trustee (“Trustee”) supplementing the Fourth Amended and Restated Base Indenture, dated as of April 13, 2006 (the “ARG Base Indenture”), by and between ARG and the Trustee, each of the undersigned agree that effective as of the date hereof the “Series 2004-4 Maximum Non-Program Vehicle Percentage” shall be increased from 15% to 30%.

Capitalized terms used but not otherwise defined herein are used herein as defined in the Series 2004-4 Supplement.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all of such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year written below.

ARG FUNDING CORP., a special purpose, Delaware corporation

	By:	/s/ PHILIP A. MARTONE
	Name:	Philip A. Martone
	Title:	Vice President

ASSURED GUARANTY CORP.

By:
Name:
Title:

Dated: July 24, 2006

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year written below.

ARG FUNDING CORP., a special purpose, Delaware corporation

By:
Name:
Title:

ASSURED GUARANTY CORP.

	By:	/s/ ANDREW H. PICKERING
	Name:	Andrew H. Pickering
	Title:	Chief Surveillance Officer

Dated: July 24, 2006